Exhibit (i)

Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax

August 21, 2026

William Blair ETF Trust

767 Fifth Avenue, 49th Floor

New York, NY 10153

Re:   Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A

 File Nos. 333-296583 and 811-24192

Ladies and Gentlemen:

We have acted as counsel for William Blair ETF Trust (the “Registrant”), a Delaware statutory trust, in connection with the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “Registration Statement”) relating to the issuance and sale by the Registrant of its authorized shares, currently divided into several Series. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Registrant’s Declaration of Trust (“Declaration of Trust”) and By-Laws.

Based upon the foregoing, we are of the opinion that the shares of the Series have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in such Series. In this regard, we note that, pursuant to Article IV, Section 4.5 of the Declaration of Trust, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Registrant’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP